Exhibit 99.1

FAX NEWS RELEASE For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: carl.laurino@manitowoc.com	Email: steve.khail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY PROVIDES

FISCAL 2008 FINANCIAL GUIDANCE

Company Also Raises 2007 Earnings Guidance

MANITOWOC, Wis. — December 11, 2007 — The Manitowoc Company, Inc. (NYSE: MTW) is today providing guidance to the investment community for the company’s anticipated financial performance in fiscal 2008.

“Our global leadership in the lifting industry is again providing the foundation for excellent financial performance,” said Glen E. Tellock, president and chief executive officer.  “Based on our forecast for continued robust demand in all markets for our entire line of Crane products as well as continued solid contributions from our Foodservice and Marine segments, we expect earnings per diluted share for 2008, excluding any unusual items, to be in a range of  $3.20 to $3.40.”

In addition to providing earnings per share guidance, the company offered visibility into other elements of its anticipated financial performance.

Net sales:  The company expects that recent Crane segment capacity expansion projects in North America, Europe, and Asia will support 2008 revenue growth in excess of 20 percent from 2007 levels.  Foodservice sales are expected to increase at a percentage rate in the mid-single digits, in spite of industry estimates for slowing sales growth.  Revenue from the Marine segment is expected to be flat from 2007 levels as commercial projects and other government contracts replace the high level of production that was required in 2007 to prepare the Littoral Combat Ship for its delivery in the first half of 2008.  Sales estimates for all segments exclude the impact of any potential acquisitions.

Operating margin:  The company anticipates that despite facility expansions and optimization efforts, the Crane segment will continue to improve profitability, with 2008 operating margins in the mid-teens range.  Year-over-year quarterly conversion margins are expected to continuously improve throughout the year from the teens to over twenty percent by the end of the year.  Foodservice is expected to achieve a modest full-year margin improvement to the mid-teens range, and the Marine segment is expected to generate operating margins in the high-single digit range.

Cash flow:  Broad revenue growth and improving Crane margins are expected to generate cash flow from operations of approximately $400 million in 2008, with an accompanying increase in Economic ValueAdded® of more than 50 percent.  The company has forecasted capital expenditures of over $90 million for 2008, which represent a combination of facility expansions, ongoing maintenance, and the initial stages of an ERP system for the Crane segment.

Other metrics:  Guidance for 2008 taxes is expected to be consistent with the 2007 estimate of 27 to 28 percent, and the company expects the number of shares outstanding to range from 130 to 135 million shares throughout 2008.

2007 Update:   The company also expects to exceed its current guidance for full year 2007 earnings per share.  The company is raising its most recent earnings per share guidance of $2.45 to $2.50 per share to a new range of $2.55 to $2.60 per share.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

•   anticipated changes in revenue, margins, costs, and capital expenditures,

•   new crane and foodservice product introductions,

•   successful and timely implementation of ERP systems,,

•   foreign currency fluctuations,

•   increased raw material prices,

•   availability of local suppliers and skilled labor,

•   the risks associated with growth,

•   geographic factors and political and economic risks,

•   actions of company competitors,

•   changes in economic or industry conditions generally or in the markets served by our companies,

•   the state of financial and credit markets,

•   anticipated refresh/renovation plans by national restaurant accounts,

•   efficiencies and capacity utilization at our facilities,

•   new facilities and expansion of existing facilities,

•   work stoppages, labor negotiations, and labor rates,

•   government approval and funding of projects,

•   the ability of our customers to receive financing, and

•   the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended September 30, 2007.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720..